EXHIBIT 10(r)(iii)

AMENDMENT NO. 2

to

CHANGE IN CONTROL AGREEMENT
dated December 1, 2006
by and between The Brink’s Company
(the “Company”)
and
Matthew A. Schumacher
(the “Executive”)

WHEREAS, the Company and the Executive entered into a change in control agreement dated as of December 1, 2006, as amended by Amendment No. 1 thereto (the “Agreement”).

WHEREAS, the Company and the Executive desire to amend the Agreement further as set forth herein to extend the Agreement for one year and as a result of the requirements of Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Section 1(d) of the Agreement is hereby amended by replacing “January 1, 2009” with “January 1, 2010” at the end of clause (iii) thereof.

2.	Section 1 of the Agreement is hereby modified by deleting Section 1(e) in its entirety and substituting the following new Section 1(e) in lieu thereof:

“(e)
“Good Reason” means any of the following events that is not cured by the Company within 30 days after written notice thereof from the Executive to the Company, which written notice must be made within 90 days of the occurrence of the event:

(i)
without the Executive’s express written consent, (A) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, duties or responsibilities as contemplated by Section 3(a) hereof, or (B) any material failure by the Company to comply with any of the provisions of Section 3(b) hereof;

(ii)	without the Executive’s express written consent, the Company’s requiring a material change to Executive’s work location as set forth in Section 3(a)(i);

(iii)	any failure by the Company to comply with and satisfy Section 9(a); or

(iv)	any breach by the Company of any other material provision of this Agreement.”

3.	Section 5 of the Agreement is hereby modified by:

1.	Adding the following clause at the end of Section 5(a)(iii):

“provided, however, that except as specifically permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”), the benefits provided to the Executive under this Section 5(a)(iii) during any calendar year shall not affect the benefits to be provided to the Executive under this Section 5(a)(iii) in any other calendar year and the right to such benefits cannot be liquidated or exchanged for any other benefit, in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto”.

2.	Adding the words “for a period of up to one year from the Date of Termination” after “reasonable outplacement services” in Section 5(a)(iii).

3.	Adding the words “in a lump sum in cash within 30 days after the Date of Termination” after “Accrued Obligations” in Section 5(b) and at the end of the first and second sentences of Section 5(c).

4.	Section 12(b) is hereby amended by replacing the phrase “December 31, 2008” with the phrase “December 31, 2009”.

5.	The following new Section 15 is hereby added to the Agreement:

Section 15.  Section 409A of the Code.  The provisions of this Section 15 shall apply notwithstanding any provision in this Agreement to the contrary.

(a)
Intent to Comply with Section 409A of the Code.  It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)
Six-Month Delay of Certain Payments.  If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this Agreement or any other plan, policy, arrangement or agreement of or with the Company or any affiliate thereof (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or an affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

(c)
Amendment of Deferred Compensation Plans.  Notwithstanding any provision of any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.

The parties expressly agree that, except as otherwise amended by this Amendment to the Agreement, none of the rights or obligations of the Company or the Executive under the Agreement shall be amended or otherwise modified in any way by the execution or implementation of this Amendment to the Agreement, and that all such rights and obligations shall remain in full force and effect in accordance with the terms of the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of December 11, 2008.

THE BRINK’S COMPANY

By:	/s/ Frank T. Lennon VP

/s/ Matthew A. P. Schumacher
(Executive)